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Exhibit 99

                                                                 PR NEWSWIRE

               NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
      NET INCOME AND RESULTS FOR THE THIRD QUARTER OF FISCAL 2012

Red Bank, N.J. August 14, 2012 -- North European Oil Royalty Trust (NYSE-NRT) reported the net income and results for the third quarter of fiscal 2012 which appear below compared with the third quarter of fiscal 2011.


                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2012   Ended 7/31/2011      Change
                            ---------------   ---------------    ----------
Total Royalties Received      $5,846,833         $6,744,676       -13.31%
Net Income                    $5,589,094         $6,566,627       -14.89%
Distribution per Unit           $0.61              $0.71          -14.08%


The Trust receives nearly all of its royalties under two royalty agreements. The Mobil Agreement is the higher royalty rate agreement and covers gas sales from the western half of the Oldenburg concession. The OEG Agreement is the lower royalty rate agreement and covers gas sales from the entire Oldenburg concession. Due to the combination of lower gas sales and lower average exchange rates in the third quarter of fiscal 2012, gas royalty income under both agreements was lower in comparison to gas royalty income received during the third quarter of fiscal 2011. While gas prices under the Mobil Agreement were higher, they could not offset the impact of the reduction in gas sales and the lower average exchange rates. Relevant details are shown below.


                            3rd Fiscal Qtr.   3rd Fiscal Qtr.    Percentage
                            Ended 7/31/2012   Ended 7/31/2011      Change
                            ---------------   ---------------    ----------
     Mobil Agreement
     ---------------
Gas Sales (Bcf)(1)               9.140            10.671            -14.35%
Gas Prices (Ecents/Kwh)(2)      2.6666            2.3838            +11.86%
Average Exchange Rate (3)       1.2530            1.4091            -11.08%
Gas Royalties                 $3,510,504        $4,114,508          -14.68%

     OEG Agreement
     -------------
Gas Sales (Bcf)                 26.254            29.595            -11.29%
Gas Prices (Ecents/Kwh)         2.5079            2.5379            - 1.18%
Average Exchange Rate           1.2488            1.4148            -11.73%
Gas Royalties                 $1,391,324        $1,830,995          -24.01%

    (1) Billion cubic feet
    (2) Euro cents per Kilowatt hour
    (3) Based on average exchange rates of cumulative royalty transfers




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Trust expenses for the third quarter of fiscal 2012 increased 41.25% or
$78,208 to $267,816 in comparison to the prior year's equivalent period. This increase in expenses is due to legal costs associated with the litigation in Germany (including fees payable upon dismissal thereof) and the conclusion of the royalty examination for 2009-2010. Trust interest income received during the third quarter of fiscal 2012 remained at a relatively minor level due to the low interest rates applicable during the period and the reduced funds available for investment.

The decrease in total royalty income during the first nine months of fiscal 2012 (as shown in the table below) resulted from a combination of lower gas sales and lower average exchange rates. These two factors more than offset an increase in gas prices.

                              Nine Months        Nine Months      Percentage
                            Ended 7/31/2012    Ended 7/31/2011      Change
                            ---------------    ---------------    ----------

Total Royalties Received      $18,826,729        $19,106,466       - 1.46%
Net Income                    $17,930,472        $18,329,759       - 2.18%
Distribution per Unit            $1.95              $1.99          - 2.01%


The previously declared distribution of 61 cents per unit will be paid on August 29, 2012 to owners of record as of August 10, 2012. For further information contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The text of the Trust's press releases along with other pertinent information is available on the Trust's website: www.neort.com.